TABLE OF CONTENTS

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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801 17th Avenue South
Myrtle Beach, South Carolina 29577

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation ("the Company"), a Delaware corporation, will be held at the AVX Seaboard Facility located at 1900 Highway 501 East, Myrtle Beach, South Carolina 29577, on Tuesday, July 22, 2003, at 10:00 a.m., for the purpose of acting upon the following matters:

  To elect four Directors;

  To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent accountants for the fiscal year commencing April 1, 2003; and

  To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 30, 2003, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

In order that your shares of stock may be represented at the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, or use telephone or Internet voting (as explained in the proxy voting instructions attached to the proxy card) before the Annual Meeting. If you attend the Annual Meeting, you may vote in person even though you have previously voted.

/S/ KURT CUMMINGS
Kurt Cummings Corporate Secretary

Myrtle Beach, South Carolina
June 19, 2003

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

801 17th Avenue South, Myrtle Beach, SC 29577

PROXY STATEMENT
Annual Meeting of Shareholders
To be held Tuesday, July 22, 2003

This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned, the "Annual Meeting") to be held on Tuesday, July 22, 2003, at 10:00 a.m., at the AVX Seaboard Facility located at 1900 Highway 501 East, Myrtle Beach, South Carolina 29577, and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report to Shareholders for the fiscal year ended March 31, 2003, will be mailed to shareholders on or about June 19, 2003.

Each share of AVX common stock, par value $.01 per share (the "Common Stock"), outstanding at the close of business on May 30, 2003, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 30, 2003, the date for determining shareholders entitled to vote at the Annual Meeting, 173,633,918 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against any proposal to which the abstention relates. However, the effect of an abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

The Company has been informed by the Trustee for the Company's retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

TABLE OF CONTENTS

PROPOSAL I - ELECTION OF DIRECTORS
Directors Standing for Election
Directors Continuing in Office
PROPOSAL II - PROPOSED RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ownership of Securities by Directors, Director Nominees and Executive Officers
Security Ownership of Certain Beneficial Owners
Compliance with Section 16(a) Beneficial Ownership Reporting Compliance
Board of Directors - Meetings Held and Committees
Compensation of Directors
Executive Compensation
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values
Stock Option Grants in Last Fiscal Year
Equity Compensation Plan Information
Employment Agreement
Compensation Committee Interlocks and Insider Participation
Report of the Compensation Committee and Equity Compensation Committee
Report of the Audit Committee
Relationship With Kyocera and Related Transactions
Stock Price Performance Graph
2004 Shareholder Proposals
Proxy Solicitation

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors has fixed the size of the Board at twelve (12). It is currently divided into three classes elected for staggered terms. The Board of Directors proposes that the nominees identified below as Class II directors be elected to serve for a three-year term.

Directors Standing for Election

CLASS II

Nominations for Terms expiring at the Annual Meeting in 2006

            JOHN S. GILBERTSON Age 59 - Chief Executive Officer since July 2001. President since July 1997. Chief Operating Officer from April 1994 until July 2001 and a member of the Board since January 1990. Executive Vice President from April 1992 to July 1997, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. Managing Director of Kyocera Corporation ("Kyocera") since June 1999 and Director of Kyocera since June 1995. Member of the Board of Directors of Kyocera International, Inc. ("KII"), a United States subsidiary of Kyocera, since July 2001.

            MICHIHISA YAMAMOTO Age 60 - Member of the Board since July 1997. Executive Vice President of Kyocera since June 1999 and Representative Director of Kyocera since June 1992.

            RODNEY N. LANTHORNE Age 58 - Member of the Board since January 1990. President of KII since January 1987. Senior Managing and Representative Director of Kyocera since 1999. Director of Kyocera since 1988.

            CARROLL A. CAMPBELL, JR. Age 62 - Member of the Board since August 1995. President and Chief Executive Officer of the American Council of Life Insurers from 1995 to 2001. Governor of South Carolina from January 1987 to January 1995.

These four directors have been nominated by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of the persons listed above as directors. The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE PERSONS LISTED ABOVE.

Directors Continuing in Office

CLASS I

Terms expiring at the Annual Meeting in 2004

            KAZUO INAMORI Age 71 - Chairman Emeritus of the Board effective July 1997. Chairman of the Board from the Company's acquisition by Kyocera in January 1990 to July 1997. Chairman Emeritus of the Board of Directors of Kyocera effective June 1997 and served, prior to that, as Chairman of the Board of Directors of Kyocera, which he founded in 1959.

            KENSUKE ITOH Age 65 - Member of the Board since January 1990 and Vice-Chairman of the Board from July 1997 to July 2002. Chairman of Kyocera since June 1999. President of Kyocera from 1989 to June 1999. Representative Director of Kyocera since June 1985.

            BENEDICT P. ROSEN Age 66 - Chairman of the Board effective July 5, 1997. President from April 1993 until July 1997, Chief Executive Officer from 1993 until July 2001 and a member of the Board since January 1990. Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera from June 1995 to June 2002 and previously served as a Managing Director of Kyocera from 1992 to June 1995. Director of Aerovox Corporation, Nordson Corporation, New South Corporation, Trelys Fund and Carolina Financial Institution.

            RICHARD TRESSLER Age 61 - Member of the Board since October 1995. Professor of Materials Science and Engineering at Pennsylvania State University since 1981. Head of the Department of Materials Science and Engineering from 1991 to 2001.

CLASS III

Terms expiring at the Annual Meeting in 2005

            YASUO NISHIGUCHI Age 59 - Vice-Chairman of the Board since July 2002 and member of the Board since July 1999. President of Kyocera since June 1999 and Representative Director of Kyocera since 1992. Executive Vice President of Kyocera from June 1997 to June 1999.

            MASAHIRO UMEMURA Age 59 - Member of the Board since January 1990. Executive Vice President of Kyocera since June 1999. Representative Director of Kyocera since 1997. General Manager of the Corporate Development Division of Kyocera since June 1992 and Managing Director of Kyocera from June 1993 to June 1997.

            YUZO YAMAMURA Age 61 - Member of the Board since July 1995. Senior Managing and Representative Director of Kyocera from June 1995 to July 1999. President of Kyocera Elco Corporation, a subsidiary of Kyocera, since December 1992.

            DONALD B. CHRISTIANSEN Age 64 - Member of the Board since July 2002. Retired from AVX in July 2000. Senior Vice President of Finance, Chief Financial Officer and Treasurer from July 1997 until July 2000. Vice President of Finance, Chief Financial Officer and Treasurer from April 1994 to July 1997. Chief Financial Officer from March 1992 to April 1994. Member of the Board from April 1992 until July 2000.

PROPOSAL II
PROPOSED RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as the independent accountants to examine and audit the accounts of the Company for the fiscal year commencing April 1, 2003. In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

Principal Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $1,548,000 and $2,017,000 in fiscal 2002 and 2003, respectively, for services performed by PwC. Of these sums, $929,000 in fiscal 2002 and $1,063,000 in fiscal 2003 were for audit and audit related services. PwC did not perform any financial system consulting services in fiscal 2002 or 2003.

	2002	2003
Audit Fees 1/	$ 818,000	$ 958,000
Audit Related Fees 2/	111,000	105,000
Tax Fees 3/	586,000	921,000
Other Fees 4/	33,000	33,000
Total Fees	$1,548,000	$2,017,000

1/Amounts represent fees for the annual audit of the Company for the fiscal years ended March 31, 2002 and March 31, 2003, reviews of the Company's financial statements for interim periods and other regulatory filings in fiscal 2002 and fiscal 2003. In addition these amounts include fees and other procedures and assistance related to documents filed with the SEC.

2/Amounts primarily represent fees for the audits of employee benefit plans and statutory audits of certain foreign locations.

3/Amounts represent fees for consultation on tax matters and tax compliance services.

4/Amounts represent fees for non-financial system consulting services in fiscal 2002 and fiscal 2003.

The Audit Committee of the Company's Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2002 and fiscal 2003 was compatible with maintaining the principal accountants' independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding. As of March 31, 2003, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares 1/		Number of AVX Shares Underlying Exercisable Options 2/	Total AVX Shares	Percentage of AVX Common Stock
Benedict P. Rosen	134,234		62,500	196,734	*
Kazuo Inamori	20,000		35,000	55,000	*
John S. Gilbertson	70,560		702,500	773,060	*
Carroll A. Campbell, Jr.	9,700	3/	17,000	26,700	*
Donald B. Christiansen	14,828		-0-	14,828	*
Kensuke Itoh	6,000		35,000	41,000	*
Rodney N. Lanthorne	3,000		35,000	38,000	*
Yasuo Nishiguchi	1,000		10,000	11,000	*
Richard Tressler	5,206	4/	20,000	25,206	*
Masahiro Umemura	2,000		35,000	37,000	*
Michihisa Yamamoto	2,000		10,000	12,000	*
Yuzo Yamamura	2,000		35,000	37,000	*
C. Marshall Jackson	13,010		188,750	201,760	*
Carl Eggerding	7,311		100,400	107,711	*
John Mann	13,215		56,500	69,715	*
Kurt Cummings	5,534		56,500	62,034	*

All directors, director nominees and executive officers as a group (A total of 21 individuals including those named above)	321,537		1,559,400	1,880,937	1.1%

Name	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Shares 1/		Number of Kyocera Shares Underlying Exercisable Options 5/	Total Kyocera Shares	Percentage of Kyocera Shares
Benedict P. Rosen	6,004		10,000	16,004	*
Kazuo Inamori	11,486,165	6/	16,000	11,502,165	6.2%
John S. Gilbertson	15,234		8,000	23,234	*
Carroll A. Campbell, Jr.	-0-		-0-	-0-	*
Donald B. Christiansen	-0-		-0-	-0-	*
Kensuke Itoh	557,072		16,000	573,072	*
Rodney N. Lanthorne	3,291		10,000	13,291	*
Yasuo Nishiguchi	4,095		10,900	14,995	*
Richard Tressler	-0-		-0-	-0-	*
Masahiro Umemura	5,000		12,000	17,000	*
Michihisa Yamamoto	9,232		9,000	18,232	*
Yuzo Yamamura	82,000		3,000	85,000	*
C. Marshall Jackson	3,328		-0-	3,328	*
Carl Eggerding	-0-		-0-	-0-	*
John Mann	2,868		-0-	2,868	*
Kurt Cummings	233		-0-	233	*

All directors, director nominees and executive officers as a group (A total of 21 individuals including those named above)	7,494,904		94,900	7,589,804	4.1%

* Less than 1%

  1/ Includes interests, if any, in shares held in the Company's Deferred Compensation and Retirement Plan Trusts.

  2/ Includes AVX shares under options exercisable as of March 31, 2003, and options which become exercisable within 60 days thereof under the 1995 Stock Option Plan (the "1995 Stock Option Plan") or the Non-Employee Directors' Stock Option Plan.

  3/ Includes 9,500 Phantom Shares accrued under the Deferred Compensation Plan for Non-Employee Directors (the "Deferred Plan").

  4/ Includes 4,207 Phantom Shares accrued under the Deferred Plan.

  5/ Includes shares under options exercisable as of March 31, 2003, and options which become exercisable within 60 days thereof under the Kyocera Stock Option Plan.

  6/ Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power. The aforementioned shares are not included in the total shares held by all directors, director nominees and executive officers as a group.

The information provided in the above chart as to each director, director nominee and named executive officer, individually, and all directors, director nominees and executive officers as a group, is based on information received from such individuals. The ownership of such shares indicates such individuals hold sole voting and investment power over the shares except: Mr. Rosen, who shares voting rights and investment power of 32,896 AVX shares with his wife; Mr. Gilbertson, who shares voting rights and investment power of 1,000 AVX shares with his wife; and Mr. Lanthorne, who shares voting rights and investment power of 2,000 AVX shares and 3,291 Kyocera shares with his wife.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company's Common Stock as of March 31, 2003.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class 1/
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000		70.1%

Third Avenue Management LLC 767 Third Avenue New York, NY 10017-2023	10,505,836	2/	6.1%

  1/ Based on a total number of 173,761,418 shares of Common Stock outstanding as of March 31, 2003.

  2/ Shares shown as beneficially owned by Third Avenue Management LLC are reported in a Form 13F-HR filed by Third Avenue Management LLC dated as of March 31, 2003.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange ("NYSE"). To the Company's knowledge, during the fiscal year ended March 31, 2003, all of its directors, officers and persons who hold more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements. To the Company's knowledge, during the fiscal year ended March 31, 2002, all of its directors, officers and persons who hold more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements, except that Don Byers and Keith Thomas failed to timely file initial reports upon becoming executive officers of the Company on July 23, 2001, which reports were filed on August 6, 2001.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2003. During that period, all the directors, except Messrs. Campbell and Itoh, attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served. The Board has the following standing committees and no nominating committee:

Executive Committee. The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 2003. The members of the Executive Committee are Messrs. Inamori (Chairman), Gilbertson, Lanthorne, Nishiguchi and Umemura.

Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company's consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's consolidated financial statements; the independent auditors' qualifications and independence; the performance of the Company's internal audit function and independent auditors and any other areas specified by the Board of Directors of potential financial risks to the Company. The Audit Committee is also responsible for hiring, retaining and terminating the Company's independent auditors. The Audit Committee met five times during fiscal 2003.

The Audit Committee is comprised of three members. The members of the Audit Committee are Messrs. Christiansen (Chairman), Campbell and Tressler. The Board of Directors has determined that members of the Audit Committee are "independent" under the currently applicable rules of the NYSE, with the exception of Mr. Christiansen. Mr. Christiansen retired from the Company in July 2000, at which time he was serving as the Company's Senior Vice President of Finance, Chief Financial Officer and Treasurer. (In connection with his retirement, Mr. Christiansen continued to receive an amount equal to his then-current salary through June 2001.) As a result, he does not meet the current independence rules of the NYSE, because three years have not elapsed since the date of his last employment with the Company. With respect to Mr. Christiansen's membership on the Audit Committee during fiscal 2003, the Board has determined, in accordance with Section 303.02(D) of the NYSE rules as currently in effect, in its business judgment, that Mr. Christiansen's membership on the Audit Committee is in the best interest of the Company and its shareholders. In the opinion of the Board of Directors, Mr. Christiansen will exercise independent judgment and, because of his knowledge of the electronics industry and his years of experience in accounting and financial management, will materially assist the function of the Audit Committee.

The Board of Directors has adopted a revised written charter for the Audit Committee. The charter is included herein as Exhibit A to this Proxy Statement.

Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board, other than the 1995 Stock Option Plan, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held one meeting during the fiscal year ended March 31, 2003. The members of the Compensation Committee are Messrs. Inamori (Chairman), Campbell, Nishiguchi, Tressler and Umemura.

Equity Compensation Committee. The Equity Compensation Committee is responsible for any action on all matters concerning the 1995 Stock Option Plan. This committee consists of Messrs. Tressler (Chairman), Campbell and Umemura. The Equity Compensation Committee held two meetings during the fiscal year ended March 31, 2003.

Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The Special Advisory Committee held one meeting during the fiscal year ended March 31, 2003. The members of the Special Advisory Committee are Messrs. Tressler (Chairman), Campbell and Christiansen.

Compensation of Directors

Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000, an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. Each director who is an employee of Kyocera is paid an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. In addition, each director who is not an employee of the Company is granted stock options pursuant to the Non-Employee Directors' Stock Option Plan.

Non-Employee Directors' Stock Option Plan

The Non-Employee Directors' Stock Option Plan authorizes the issuance of 650,000 shares, making available the grant of an option to purchase 15,000 shares of Common Stock to each Non-Employee Director (a director not employed by AVX) as of the date on which a Non-Employee Director is elected for the first time and every third anniversary thereafter. In addition, options to purchase shares of Common Stock may also be granted from time to time upon prior approval by the Board. The option becomes exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that the Non-Employee Director must continue to be a director at the date of exercise. However, if the Non-Employee Director's service terminates due to retirement, death or disability, his options shall thereupon become fully vested. Options have an exercise price equal to the fair market value (as defined in the plan) of the Common Stock on the date of grant. The Board administers this plan. The plan requires that options granted thereunder will expire on the date which is ten years after the date of grant, unless sooner terminated under the terms of the plan. Unless sooner terminated by action of the Board, the plan will terminate on August 1, 2005. Subject to certain exceptions that require shareholder approval, the plan may be amended or discontinued by the Board. Options granted under the plan are not assignable. There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of an option will generally result in a capital gain or loss for the Non-Employee Director, but will have no tax consequences for the Company. AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.

Deferred Compensation Plan for Eligible Board Members

The Deferred Compensation Plan for Eligible Board Members allows each Outside Director (a director not employed by AVX or Kyocera), at his election, to defer payment of certain portions of his compensation as a director. Deferrals are invested in an AVX Phantom Share Unit Fund. An Outside Director's deferred account is paid, at the director's election, either on the 10th anniversary of each annual deferral or upon his ceasing to be a member of the Board of Directors.

Employment Agreement with Mr. Rosen

Mr. Rosen is Chairman of the AVX Board of Directors and devotes part of his time to the Company's operations. His current compensation includes one-half of his base salary for fiscal 2000, and he is entitled to all of his previous miscellaneous benefits. He no longer participates in bonus awards under the Company's Management Incentive Plan related to periods after July 25, 2001. This arrangement may be terminated by the Company's Board of Directors or by Mr. Rosen upon 90 days notice, at which time Mr. Rosen would retire from the Company.

Mr. Rosen's employment agreement provides for a two-year advisory period upon retirement from the Company. During this advisory period, he will receive an annual payment equivalent to his most recent base salary as a full-time employee. If Mr. Rosen dies prior to or during the advisory period, his heirs will be entitled to the payments he would have received.

Executive Compensation

Cash Compensation

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company related to the fiscal years ended March 31, 2003, 2002 and 2001 to each of the Company's most highly compensated executive officers ("Named Executive Officers") in all capacities in which they served.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name & Position	Fiscal Year	Salary ($) 1/	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#) 2/	All Other Compensation ($) 3/
John S. Gilbertson	2003	$ 558,000	$ -0-	$ 12,000	226,500	$ 75,000
Chief Executive Officer	2002	558,000	-0-	12,000	-0-	79,100
and President	2001	465,000	959,500	12,000	100,000	80,400

C. Marshall Jackson	2003	295,000	-0-	11,200	56,250	39,400
Executive Vice President	2002	285,000	-0-	4,800	-0-	78,400
of Sales and Marketing	2001	251,700	394,900	970	65,000	60,900

Carl Eggerding	2003	206,000	-0-	1,000	26,330	27,800
Vice President, Chief Technology	2002	203,000	-0-	1,000	-0-	50,100
Officer	2001	190,000	182,200	900	35,000	39,200

John Mann	2003	186,000	-0-	11,100	9,200	25,200
Vice President of Quality	2002	184,000	-0-	10,600	-0-	38,000
	2001	178,000	102,000	10,600	12,000	36,800

Kurt Cummings	2003	184,000	-0-	10,700	18,500	24,400
Vice President, Chief Financial	2002	175,000	-0-	10,700	-0-	47,600
Officer, Treasurer and Secretary	2001	163,000	189,000	10,200	26,000	33,100

  1/ Includes amounts earned but deferred by the executive officer at his election, pursuant to the Company's savings or deferred compensation plans.

  2/ All stock options were granted pursuant to the 1995 Stock Option Plan.

  3/ All other compensation includes: the Company's contribution on behalf of the respective Named Executive Officers pursuant to the terms of the AVX Corporation Deferred Compensation Plans (the "DCP's") and the AVX Corporation Retirement Plan (the "Retirement Plan"). For the fiscal year ended March 31, 2003, components of all other compensation described above for the respective Named Executive Officers was as follows for the DCP and Retirement Plan, respectively: John S. Gilbertson - $49,000 and $26,000; C. Marshall Jackson - $13,400 and $26,000; Carl Eggerding - $2,800 and $25,000; John Mann - $7,000 and $18,200; Kurt Cummings - $2,000 and $22,400.

The amounts shown for each Named Executive Officer may exclude certain perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer for any year included in this table.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

The following table sets forth information with respect to options exercised during fiscal 2003 by the Named Executive Officers and fiscal year-end values of unexercised options held by the Named Executive Officers at year-end (all of which were granted by the Company pursuant to the 1995 Stock Option Plan).

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End 1/
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
John S. Gilbertson	-0-	$-0-	645,000	296,500	$ 60,000	$ 80,000
C. Marshall Jackson	-0-	-0-	162,500	98,750	30,000	40,000
Carl Eggerding	-0-	-0-	85,400	51,330	22,500	30,000
John Mann	-0-	-0-	46,000	22,700	22,500	30,000
Kurt Cummings	-0-	-0-	45,000	36,500	15,000	20,000

1/ In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of calculating the value of unexercised options exercisable and unexercisable, fair market value is deemed to be $9.00 per share, the closing price of the Common Stock reported for the NYSE Composite Transactions on March 31, 2003, the last trading day of the Company's fiscal year.

Stock Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Stock Options Granted 1/ 2/	Percent of Total Stock Options Granted to Employees in 2003	Exercise Prices Per Share 3/	Expiration Date	Grant Date Present Value 4/
John S. Gilbertson	126,500	14.28%	$ 11.41	9/09/2012	$ 633,082
	100,000	11.29%	19.46	4/22/2012	918,320
C. Marshall Jackson	31,250	3.53%	11.41	9/09/2012	156,394
	25,000	2.82%	19.46	4/22/2012	229,580
Carl Eggerding	16,330	1.84%	11.41	9/09/2012	81,725
	10,000	1.13%	19.46	4/22/2012	91,832
John Mann	9,200	1.04%	11.41	9/09/2012	46,042

Kurt Cummings	8,500	0.96%	11.41	9/09/2012	42,539
	10,000	1.13%	19.46	4/22/2012	91,832

  1/ Options were granted on April 22, 2002 and September 9, 2002 to purchase shares of Common Stock. Twenty-five percent of the shares subject to options become exercisable one-year from the date of grant and 25% become exercisable on each of the three succeeding anniversary dates, provided the officer continues to be employed by the Company or any of its subsidiaries.

  2/ The options were granted pursuant to the 1995 Stock Option Plan and do not provide tandem or stand-alone stock appreciation rights.

  3/ Payment for shares of Common Stock upon exercise of a stock option may be made in cash, or with the Company's consent, shares of Common Stock or a combination of cash and shares of Common Stock.

  4/ These amounts represent the estimated value of stock options at the respective dates of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the grants issued on April 22, 2002 and September 9, 2002, respectively: an expected volatility of 0.6%, for both grant dates, based on the historical volatility of AVX Common Stock: an expected term of exercise of 4 years for both grant dates: a risk free rate of return of 3.9% and 2.3%, respectively: and a dividend yield of 0.71% and 1.30%, respectively. The actual value of the options, if any, realized by the officers will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by the officer will be at or near the value estimated above. The amounts should not be used to predict stock performance. No gain to the officer is possible without an appreciation in stock value which will benefit all shareholders commensurately.

Equity Compensation Plan Information

The Company has two stock option plans, both of which are shareholder-approved plans. As of March 31, 2003, the number of options outstanding and remaining available under the approved plans were as follows:
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity Compensation plans approved by security holders	4,239,855	$15.48	1,883,445
Equity compensation plans not approved by security holders	--	--	1/

  1/ Members of the Board of Directors who are not employees of AVX or Kyocera are eligible to defer their annual director's fee and attendance fees in an AVX Phantom Share Unit Fund under the Deferred Compensation Plan for Eligible Board Members based on the Fair Market Value of the Common Stock at each Credit Date (all as defined in the plan). Payment of account balances to an eligible director (as prescribed in "Compensation of Directors" above) is payable in the form of a number of shares of Common Stock equal to the whole number of Phantom Shares Units (as defined) credited to such director under the plan. See "Compensation of Directors" above for more information.

Employment Agreement

Mr. Gilbertson has an employment agreement that provides for a two-year advisory period upon retirement from the Company. During this advisory period, he will receive an annual payment equivalent to his most recent base salary as a full-time employee. If Mr. Gilbertson dies prior to or during the advisory period, his heirs will be entitled to the payments he would have received.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2003, the Compensation Committee was comprised of Messrs. Inamori, Nishiguchi, Campbell, Tressler and Umemura and the Equity Compensation Committee was comprised of Messrs. Tressler, Campbell and Umemura. Dr. Inamori is Chairman Emeritus of the Board, and Mr. Nishiguchi is President, of Kyocera. Kyocera owns 121,800,000 shares, or approximately 70.1%, of the Company's outstanding Common Stock as of March 31, 2003, and has engaged in a significant number and variety of related company transactions with the Company. The more significant arrangements and agreements between the Company and Kyocera are described under the caption "Relationship with Kyocera and Related Transactions" below. For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see "Proposal I, Election of Directors, Nominations for the Board of Directors" above.

Report of the Compensation Committee and Equity Compensation Committee

This report provides an overview of the Company's executive compensation philosophy and describes the roles of the Compensation Committee and the Equity Compensation Committee.

The Compensation Committee, subject to review by the Board, makes determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and performs other compensation related functions delegated to the Compensation Committee by the Board. The Equity Compensation Committee makes determinations regarding all option awards under the 1995 Stock Option Plan, including awards to executive officers.

The Company's compensation policy reflects a commitment to an executive compensation plan which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create a benefit for all shareholders.

The executive compensation program has been developed by the Compensation Committee using various factors which include historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement plans.

The Compensation Committee or the Equity Compensation Committee, as applicable, reviews and approves each element of the Company's executive compensation program and periodically assesses the effectiveness of the program as a whole. This program covers the Chief Executive Officer, the other named executive officers and all other executive officers of the Company. Specifically, the committees approve the salaries of all executive officers, cash awards under the Company's Management Incentive Plan ("MIP"), the grant of stock options under the 1995 Stock Option Plan, and the provision of any special benefits or perquisites to executive officers.

Base Salary Program

The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

Management Incentive Plan

The MIP provides for annual cash incentive compensation based on various performance measures for executive officer positions. Bonus awards are generally paid under the MIP if the Company's financial performance exceeds a predetermined performance target. The bonus awards for the Chief Executive Officer are based on a percentage of target profits. The rest of the executive officers' bonuses are derived from a pool based on a percentage of target profits. There were no bonus awards under the MIP for the fiscal year ended March 31, 2003, due to the Company's financial results for the fiscal year.

1995 Stock Option Plan

The 1995 Stock Option Plan is designed to reward executive officers and other key employees directly for appreciation in the long-term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The 1995 Stock Option Plan also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.

With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Equity Compensation Committee periodically reviews the practices, grant levels and grant values of other companies to ensure the plan continues to meet the Company's objectives.

Other Benefits

Miscellaneous benefits offered to executive officers are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are largely the same as those offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Chief Executive Officer Compensation

As Chief Executive Officer of the Company, Mr. Gilbertson's base salary reflects his substantial responsibilities. Based on these responsibilities, the Board awarded Mr.Gilbertson a base salary of $558,000 for fiscal 2003. As indicated above, Mr. Gilbertson did not receive a bonus award under the MIP for fiscal 2003 due to the Company's financial results for the fiscal year.

Deductibility of Executive Compensation

With respect to Section 162(m) of the Internal Revenue Code of 1986 as amended and the underlying Internal Revenue Service (the "IRS") regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy that it will attempt to comply with such limitations, to the extent practicable, including through its presentation of incentive compensation plans to the shareholders, for approval, where appropriate. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these IRS regulations, in negotiating and implementing the Company's incentive compensation program. It has, therefore, retained the option to award some bonus payments based on non-quantitative performance objectives and other criteria, which it may determine, at its discretion, from time to time.

Summary

The Compensation Committee and the Equity Compensation Committee believe the executive compensation program is adequate to accomplish the program's goals of attracting, retaining and motivating highly qualified management professionals. The Committees believe the executive compensation program is fair to both the executive officers and the Company.

SUBMITTED BY THE COMPENSATION AND THE EQUITY COMPENSATION COMMITTEES OF THE BOARD:

Kazuo Inamori, Chairman of Compensation Committee
Carroll A. Campbell, Jr.
Yasuo Nishiguchi
Richard Tressler
Masahiro Umemura

Richard Tressler, Chairman of Equity Compensation Committee
Carroll A. Campbell, Jr.
Masahiro Umemura

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended March 31, 2003, the Audit Committee met five times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent accountants prior to the public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent accountants their audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", and, with and without management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2003, with management and the independent accountants. Management has the responsibility for the preparation of the Company's financial statements, and the independent accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also intends to reappoint the independent accountants, subject to shareholder ratification of such appointment at the 2003 Annual Meeting of the Shareholders.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD:

Donald B. Christiansen, Chairman
Carroll A. Campbell, Jr.
Richard Tressler
(Audit Committee at March 31, 2003)

Relationship With Kyocera and Related Transactions

Since January 1990, Kyocera and AVX have engaged in a significant number and variety of related party transactions, including, without limitation, the transactions referred to in the consolidated financial statements in AVX's Annual Report on Form 10-K for the fiscal year ended March 31, 2003. AVX also has established several ongoing arrangements with Kyocera and has executed several agreements, the more significant of which are described below. In the fiscal year ended March 31, 2003, AVX had purchases of $273.0 million from Kyocera, made other commission and rent payments of $0.9 million to Kyocera and received sales and other revenue of $41.8 million from Kyocera under these agreements. Except for the Buzzer Assembly Agreement, each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to that to which an independent unrelated party would agree at arm's-length and is subject to the approval of the Special Advisory Committee of the AVX Board of Directors. The Special Advisory Committee is comprised of the independent directors of AVX and is required to review and approve such agreements and any other significant transactions between AVX and Kyocera not covered by such agreements.

Products Supply and Distribution Agreement. Pursuant to the Products Supply and Distribution Agreement (the "Distribution Agreement") (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement. Pursuant to the Disclosure and Option to License Agreement (the "License Agreement"), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances. The expiration date of the License Agreement is March 31, 2005.

Materials Supply Agreement. Pursuant to the Materials Supply Agreement (the "Supply Agreement"), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of ceramic capacitors and other ceramic products. The Supply Agreement will expire on March 31, 2005.

Buzzer Assembly Agreement. Pursuant to the Buzzer Assembly Agreement (the "Buzzer Agreement"), AVX assembles certain electronic components for Kyocera in AVX's Juarez, Mexico facility. Kyocera pays AVX a fixed cost mutually agreed upon by the parties for each component assembled, plus a profit margin. The Buzzer Agreement has automatic one-year renewals, subject to the right of either party to terminate upon six months written notice.

Machinery and Equipment Purchase Agreement. Pursuant to the Machinery and Equipment Purchase Agreement (the "Machinery Purchase Agreement"), AVX and Kyocera will from time to time design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components. The Machinery Purchase Agreement will terminate on March 31, 2005.

Stock Price Performance Graph

The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from March 31, 1998 through March 31, 2003, with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index for such period.

The "Peer Group" is comprised of the following companies: Amphenol, Kemet, Methode, Molex and Vishay. The Stock Price Performance Graph above and the foregoing Reports of the Compensation Committee, Equity Compensation Committee and Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2004 Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2004, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 19, 2004.

In general, shareholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company no less than 60 days, but no more than 90 days, in advance of the meeting in order to be considered timely under the By-laws of the Company; provided, however, if less than 70 days prior notice is given for an annual meeting, proposals must be received within ten days of the mailing or public disclosure of such notice.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained American Stock Transfer & Trust Company to assist in the solicitation of proxies at a fee estimated to be $23,000, excluding out-of-pocket expenses.

Requests for a copy of AVX's Annual Report on Form 10-K filed with the Securities and Exchange Commission should be directed to the Corporate Secretary of AVX Corporation, PO Box 867, Myrtle Beach, South Carolina 29578.

By order of the Board,
/S/ KURT CUMMINGS
Kurt Cummings Corporate Secretary

June 19, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

AVX CORPORATION

July 22, 2003

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your control number available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.

DIRECTORS RECOMMEND VOTING FOR 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect four Class II Directors for Terms Expiring at the Annual Meeting in July of 2006:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES: Class II
- ○ John S. Gilbertson
- ○ Michihisa Yamamoto
- ○ Rodney N. Lanthorne
- ○ Carroll A. Campbell, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

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Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.